Exhibit 4.30

PURCHASE AGREEMENT

FOR

"GENIUS", "GLORIUS", "MAXIMUS", "ETERNUS",

"GENEROUS", "ASSOS STRIKER" & "MYSTIC STRIKER"
between
THE SELLERS LISTED ON SCHEDULE I
and
SEANERGY MARITIME HOLDINGS CORP.
dated as of
AUGUST 6, 2015

PURCHASE AGREEMENT
FOR "GENIUS", "GLORIUS", "MAXIMUS", "ETERNUS", "GENEROUS",
"ASSOS STRIKER", "MYSTIC STRIKER"
This Purchase Agreement for "GENIUS", "GLORIUS", "MAXIMUS", "ETERNUS", "GENEROUS", "ASSOS STRIKER", "MYSTIC STRIKER" (this "Agreement"), dated as of August 6, 2015, is entered into among the Vessel owners set forth on Schedule I attached hereto (collectively, "Sellers" and each "Seller") and Seanergy Maritime Holdings Corp., a corporation formed under the laws of the Marshall Islands ("Purchaser", together with the Sellers, the "Parties" and each a "Party").
RECITALS
Sellers own the "GENIUS", "GLORIUS", "MAXIMUS", "ETERNUS", "GENEROUS", "ASSOS STRIKER", "MYSTIC STRIKER" (together, the "Vessels") as set forth on Schedules I and II hereto.
Purchaser desires to purchase, and Sellers desire to sell, the Vessels en bloc upon the terms and subject to the satisfaction of the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto wish to record in writing their existing agreement as follows:
ARTICLE I
Definitions
The following terms have the meanings specified or referred to in this Article I:
"Agreement" has the meaning set forth in the preamble.
"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY, United Kingdom, Germany, France or Greece are authorized or required by Law to be closed for business.
"Closing" has the meaning set forth in Section 2.04.
"Closing Date" has the meaning set forth in Section 2.04.
"Dollars" or "$" means the lawful currency of the United States.
"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
"MOA" in relation to each Vessel means the NSF Memorandum of Agreement entered into on even date between the respective Seller, as seller and the relevant Purchaser's Nominated Party, as buyer of the Vessel, in respect of the sale by such Seller and the purchase by such Purchaser's Nominated Party of the Vessel and includes any and all addenda thereto (together, the "MOAs");
"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
"Purchase Price" has the meaning set forth in Section 2.02.
"Purchaser" has the meaning set forth in the preamble.
"Purchaser's Nominated Party(ies)" means the Vessel buyer set forth on Schedule I attached hereto.
"Sellers" has the meaning set forth in the preamble.
ARTICLE II
Purchase and sale
Section 2.01                          Purchase and Sale. Subject to the terms and conditions set forth herein and the MOA entered into for the particular Vessel, at the Closing, Sellers shall deliver the Vessels to the Purchaser, and the Purchaser shall deliver to the Sellers the consideration specified in Section 2.02.
Section 2.02                          Consideration. The aggregate consideration for the transfer of the Vessels is $183,367,198 only (excluding the 2015 drydocking costs of m.v "Eternus", m.v "Genius" and m.v. "Generous") and shall be delivered as set forth in the applicable MOA and listed in Schedule I, consisting of cash only. With respect to the dry dockings of m.v. "Eternus", m.v. "Genius" and m.v. "Generous", the Purchaser shall cover the invoiced expenses upon Closing of each relevant Vessel.
Section 2.03                          Sale en bloc. The parties acknowledge that this Agreement contemplates an en bloc sale of 7 Vessels and that the amount of the Consideration has been agreed to on this basis.  In case a MOA is terminated for any reason provided therein, then such Vessel shall be excluded from the en bloc sale and the Consideration shall be adjusted by the corresponding amount set out in Schedule I.
Section 2.04                          Transactions to be Effected at the Closing. At the Closing, each Seller shall deliver the relevant Vessel to Purchaser's Nominated Parties, together with all other documents, certificates, agreements and instruments required by the applicable MOA and such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 2.05                          Closing. Subject to the terms and conditions of this Agreement, the closing (the "Closing") under each MOA shall be held on the date that all of the conditions under the relevant MOA have been satisfied, currently scheduled within the delivery periods set forth in Schedule II at the offices of the Seller or of the Vessel's lender (the day on which the Closing takes place being the "Closing Date").

Section 2.06                          Closing Date. Notwithstanding the delivery periods set forth in Schedule II, Purchaser and Sellers shall use all commercially reasonable endeavors to procure the fulfillment of the conditions to the Closing set forth in each MOA on or before October 31, 2015 or any other date to be mutually agreed provided that for m.v. "Eternus" the date is to be no later than September 30, 2015.
ARTICLE III
Termination
Section 3.01                          Termination.  This Agreement may be terminated at any time prior to the Closing:
(a)            by the mutual written consent of Sellers and Purchaser;
(b)            by the Purchaser upon the lawful termination by it or a Purchaser's Nominated Party of its MOA;
(c)            by the Sellers upon the lawful termination by a Seller of its MOA.
Section 3.02                          Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article III, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except that nothing herein shall relieve any Party from liability for any willful breach of any provision hereof.  If this Agreement is terminated:
(a)            by the Purchaser in accordance with Section 3.01(b), then the Purchaser's Nominated Parties shall have the right to terminate any MOAs to which any is a party and under which the Closing has not yet occurred;
(b)            by the Sellers in accordance with Section 3.01(c), then the Sellers shall have the right to terminate any MOAs to which any is a party and under which the Closing has not yet occurred, it being understood that the defaulting Party shall have no right to terminate this Agreement or the MOAs.
ARTICLE IV
Miscellaneous
Section 4.01                          Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 4.02                          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Agreement):
If to Purchaser:	Seanergy Maritime Holdings Corp. 16 Grigoriou Lambraki street, 166 74 Glyfada, Athens, Greece Attention: Stamatis Tsantanis Facsimile: +30 210 96 38 404 E-mail: snt@seanergy.gr
If to Sellers:	Enterprises Shipping & Trading S.A. 11 Poseidonos Avenue, 16677 Elliniko, Athens, Greece Attention: Chief Financial Officer Facsimile: +30 210 89 48 403 E-mail: finance@ensh.com
Section 4.03                          Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In case of conflict between this Agreement and any MOA, this Agreement shall prevail.
Section 4.04                          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  No assignment shall relieve the assigning Party of any of its obligations hereunder.
Section 4.05                          No Third-party Beneficiaries. Subject to the rights of the Purchaser's Nominated Parties and any provision expressed to be in their favour, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 4.06                          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 4.07                          Confidentiality. Neither Party shall disclose to third parties information that it has relating to the businesses, properties, financial condition, results of operations or prospects of the other Party, except (i) to the extent such information is publicly available or is obtainable from independent sources who did not receive the information from the other Party, (ii) as requested or required by any law or statutory body, the rules of any applicable stock exchange (including but not limited to Nasdaq Stock Exchange), any applicable accounting standards, ordered by any court, regulation, court order, judicial process or arbitral award (including by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar legal process), (iii) as may be reasonably required by a Party to be disclosed to that Party's Lenders or (iv) as authorized in writing by the other Party.
Section 4.08                          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)            This Agreement and any dispute or claim arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
(b)            The Parties agree to submit to the non-exclusive jurisdiction of the courts of England and Wales for the adjudication of any disputes or claims arising out of or in connection with this Agreement (including non-contractual disputes or claims).
Section 4.09                          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER: SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatis Tsantanis
Name:	Stamatis Tsantanis
Title:	CEO/Director

SELLERS:

Cape Elizabeth Marine Inc.		Dammam Energy Shipping Ltd.

By:	/s/ Eirini Kritikov	By:	/s/ George Kalogeropoulos
Name:	Eirini Kritikov	Name:	George Kalogeropoulos
Title:	Director	Title:	Director

Cape May Marine Inc.		Cape Ann Marine Inc.

By:	/s/ Nikolaus Sakalandis	By:	/s/ Eirini Kritikov
Name:	Nikolaus Sakalandis	Name:	Eirini Kritikov
Title:	Director	Title:	Director

Cape Cod Marine Inc.		Lendal International Investments Inc.

By:	/s/ Nikolaus Sakalandis	By:	/s/ Eirini Kritikov
Name:	Nikolaus Sakalandis	Name:	Eirini Kritikov
Title:	Director	Title:	Director

Islay Services Inc.

By:	/s/ Nikolaus Sakalandis
Name:	Nikolaus Sakalandis
Title:	Director

SCHEDULE I

Vessel	Seller	Buyer	Purchase Price
Genius	Cape Elizabeth Marine Inc., of the British Virgin Islands	Sea Genius Shipping Co., of the Marshall Islands	$27,596,880
Glorius	Dammam Energy Shipping Ltd., of the British Virgin Islands	Sea Glorius Shipping Co., of the Marshall Islands	$16,833,520
Maximus	Cape May Marine Inc., of the British Virgin Islands	Champion Ocean Navigation Co., of Liberia	$41,717,834
Eternus	Cape Ann Marine Inc., of the British Virgin Islands	Squire Ocean Navigation Co., of Liberia	$34,350,173
Generous	Cape Cod Marine Inc., of the British Virgin Islands	Premier Marine Co., of the Marshall Islands	$29,365,000
Assos Striker	Lendal International Investments Inc., of the British Virgin Island	Gladiator Shipping Co., of the Marshall Islands	$16,335,700
Mystic Striker	Islay Services Inc., of the British Virgin Islands	Guardian Shipping Co., of the Marshall Islands	$17,168,091
Aggregate Purchase Price for the Vessels:			$183,367,198

SCHEDULE II
Vessel	Built	Delivery Date	Vessel Class
Genius	2010	Between 17.08.2015 & 30.11.2015	Capesize
Glorius	2004	Between 17.08.2015 & 30.11.2015	Capesize
Maximus	2011	Between 30.09.2015 & 31.12.2015	Capesize
Eternus	2010	Between 17.08.2015 & 30.11.2015	Capesize
Generous	2010	Between 17.08.2015 & 30.11.2015	Capesize
Assos Striker	2010	Between 17.08.2015 & 30.11.2015	Supramax
Mystic Striker	2011	Between 17.08.2015 & 30.11.2015	Supramax